Exhibit 8.1
[Letterhead of Wachtell, Lipton, Rosen & Katz]
July 16, 2010
CenturyLink, Inc.
100 CenturyLink Drive
Monroe, LA 71203
Ladies and Gentlemen:
     Reference is made to the Registration Statement on Form S-4 (as amended through the date hereof, the “Registration Statement”) of CenturyLink, Inc., a Louisiana corporation (“CenturyLink”), including the joint proxy statement-prospectus of CenturyLink and Qwest Communications International Inc., a Delaware corporation (“Qwest”), forming a part thereof, relating to the proposed merger of SB44 Acquisition Company, a Delaware corporation and wholly-owned subsidiary of CenturyLink, with and into Qwest.
     We have participated in the preparation of the discussion set forth in the section entitled “Material U.S. Federal Income Tax Consequences of the Merger” in the Registration Statement. In our opinion, such discussion of those consequences, insofar as it summarizes U.S. federal income tax law, is accurate in all material respects.
     We hereby consent to the filing of this opinion with the Securities and Exchange Commission as an exhibit to the Registration Statement, and to the references therein to us. In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended.
Very truly yours,
/s/ Wachtell, Lipton, Rosen & Katz